Exhibit 99.1

Marathon Petroleum Corporation Reports Second-Quarter 2013 Results

•	Reported adjusted earnings of $632 million

•	Delivered strong Speedway segment performance

•	Increased dividend 20 percent to $0.42 per share

•	Returned nearly $1 billion to shareholders

FINDLAY, Ohio, Aug. 1, 2013 – Marathon Petroleum Corporation (NYSE: MPC) today reported second-quarter earnings of $593 million, or $1.83 per diluted share, compared with $814 million, or $2.38 per diluted share, in the second quarter of 2012. For the second quarter of 2013, earnings adjusted for special items were $632 million, or $1.95 per diluted share, compared with earnings adjusted for special items of $867 million, or $2.53 per diluted share, for the second quarter of 2012.

	Three Months Ended
	June 30
(In millions, except per diluted share data)	2013	2012
Earnings(a)	$593	$814
Adjustments for special items (net of taxes):
Pension settlement expenses	39	53

Earnings adjusted for special items(b)	$632	$867

Earnings per diluted share	$1.83	$2.38
Adjusted Earnings per diluted share	$1.95	$2.53
Weighted average shares – diluted	324	341
Revenues and other income	$25,703	$20,257

(a)	References to earnings refer to net income attributable to MPC. See “References to Earnings” note below.
(b)	Earnings adjusted for special items is a financial measure not in accordance with generally accepted accounting principles (GAAP) and should not be considered a substitute for earnings as determined in accordance with accounting principles generally accepted in the United States. See below for further discussion of earnings adjusted for special items.

“Our second-quarter earnings reflect a strong operating performance by our seven refineries despite some challenging market conditions,” said President and Chief Executive Officer Gary R. Heminger. “Our upgraded Detroit refinery and our recently acquired Galveston Bay refinery continue to operate well, and our Speedway and Pipeline Transportation segments both had excellent quarters financially.”

Heminger said that although MPC’s refinery throughputs and overall costs were in line with the company’s expectations, a number of factors reduced earnings compared to the strong financial results for the second quarter of last year. “Narrower crude oil price differentials affected our earnings,” he said. “In addition, our product price realizations compared to spot market values were lower in the second quarter of this year due in part to volatility in the Chicago market and compliance with the Renewable Fuel Standard.”

Heminger also noted MPC’s continuing shareholder focus in the second quarter. “We paid $113 million in dividends and purchased $882 million of common stock during the second quarter as part of our commitment to return capital to shareholders,” he said. “The recent announcement that we have increased our dividend by 20 percent reflects our confidence in the business and further underscores our commitment to total shareholder return over the long term.” MPC’s remaining share repurchase authorization was approximately $1.3 billion as of June 30.

Segment Results

Total income from operations was $960 million in the second quarter of 2013, compared with $1.31 billion in the second quarter of 2012.

	Three Months Ended
	June 30
(In millions)	2013	2012
Income from Operations by Segment
Refining & Marketing	$903	$1,325
Speedway	123	107
Pipeline Transportation	58	50
Items not allocated to segments:
Corporate and other unallocated items	(64)	(92)
Pension settlement expenses	(60)	(83)

Income from operations	$960	$1,307

Refining & Marketing

Refining & Marketing segment income from operations was $903 million in the second quarter of 2013, compared with $1.33 billion in the second quarter of 2012. The decrease was primarily due to a $4.95 per barrel reduction in the Refining & Marketing gross margin, which was $6.18 per barrel in the second quarter of 2013, compared with $11.13 per barrel in the second quarter of 2012. MPC’s benchmark Light Louisiana Sweet (LLS) crack spread was higher in the second quarter of 2013 compared to the second quarter of 2012. However, MPC experienced lower product price realizations compared to the spot market product prices used in the LLS crack spread calculation. The company believes the product price realizations were impacted by volatility in the Chicago market and compliance with the Renewable Fuel Standard. In addition, MPC’s average crude oil acquisition discount narrowed compared to LLS in the second quarter of 2013. The decrease in the Refining & Marketing gross margin was partially offset by higher refinery throughputs and sales volumes, attributable in large part to the Galveston Bay refinery, which was acquired on Feb. 1, 2013. The Refining & Marketing refined product sales volume was 2.13 million barrels per day (bpd) in the second quarter of 2013, compared with 1.57 million bpd in the second quarter of 2012.

	Three Months Ended
	June 30
(mbpd = thousands of barrels per day)	2013	2012
Key Refining & Marketing Statistics
Refinery throughputs (mbpd)
Crude oil refined	1,690	1,208
Other charge and blendstocks	174	131

Total	1,864	1,339
Refined product sales volume (mbpd)(a)	2,125	1,571
Refining & Marketing gross margin ($/barrel)(b)	$6.18	$11.13

(a)	Includes intersegment sales
(b)	Sales revenue less cost of refinery inputs, purchased products and refinery direct operating costs (including turnaround and major maintenance, depreciation and amortization, and other manufacturing expenses), divided by Refining & Marketing segment refined product sales volume.

Speedway

Speedway segment income from operations was $123 million in the second quarter of 2013, compared with $107 million in the second quarter of 2012. The $16 million increase was primarily the result of a higher gasoline and distillate gross margin and merchandise gross margin, partially offset by higher expenses associated with the increase in the number of stores operated. Speedway gasoline and distillate gross margin per gallon averaged 17.38 cents in the second quarter of 2013, compared with 16.39 cents in the second quarter of 2012.

	Three Months Ended
	June 30
	2013	2012
Key Speedway Statistics
Convenience stores at period-end	1,468	1,455
Gasoline and distillate sales (millions of gallons)	781	756
Gasoline and distillate gross margin ($/gallon)(a)	$0.1738	$0.1639
Merchandise sales (in millions)	$806	$776
Merchandise gross margin (in millions)	$212	$203
Same store gasoline sales volume (period over period)	0.0%	2.1%
Same store merchandise sales excluding cigarettes (period over period)	4.5%	10.1%

(a)	The price paid by consumers less the cost of refined products, including transportation, consumer excise taxes and bankcard processing fees, divided by gasoline and distillate sales volume.

Pipeline Transportation

Pipeline Transportation segment income from operations was $58 million in the second quarter of 2013, compared with $50 million in the second quarter of 2012. The second-quarter 2013 segment income includes 100 percent of the operations of MPLX LP (NYSE: MPLX), a midstream master limited partnership formed by MPC in 2012. The increase in segment income was primarily due to an increase in transportation revenue, partially offset by an increase in operating and depreciation expenses.

	Three Months Ended
	June 30
	2013	2012
Key Pipeline Transportation Statistics
Pipeline throughput (mbpd)(a)
Crude oil pipelines	1,334	1,193
Refined product pipelines	959	954

Total	2,293	2,147

(a)	On owned common-carrier pipelines, excluding equity method investments.

Corporate and Special Items

Corporate and other unallocated expenses of $64 million in the second quarter of 2013 were $28 million lower than in the second quarter of 2012. The decrease was primarily due to a reduction in net employee benefit expenses, including lower pension expenses resulting from a pension plan amendment adopted in May 2012. During the second quarter of 2013, MPC recorded pretax pension settlement expenses of $60 million resulting from the level of employee lump sum retirement distributions occurring in 2013, compared with $83 million of pension settlement expenses in the second quarter of 2012.

Strong Financial Position and Liquidity

On June 30, 2013, the company had $3.1 billion in cash and cash equivalents, an unused $2.5 billion revolving credit agreement and a $1 billion unused trade receivables securitization facility. The company’s credit facilities and cash position should provide it with sufficient flexibility to meet its day-to-day operational needs and continue its balanced approach to investing in the business and returning capital to shareholders. As of June 30, 2013, the company’s strong financial position was further reflected by its debt-to-total-capital ratio of 22 percent.

Conference Call

At 10 a.m. EDT today, MPC will hold a webcast and conference call to discuss the earnings release and provide an update on company operations. Interested parties may listen to the conference call on MPC’s website at http://www.marathonpetroleum.com by clicking on the “2013 Second-Quarter Financial Results” link. Replays of the conference call will be available on the company’s website through Thursday, Aug. 15. Financial information, including the earnings release and other investor-related material, will also be available online prior to the webcast and conference call at http://ir.marathonpetroleum.com in the Quarterly Investor Packet and Earnings Capsule.

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About Marathon Petroleum Corporation

MPC is the nation’s fourth-largest refiner, with a crude oil refining capacity of approximately 1.7 million barrels per calendar day in its seven-refinery system. Marathon brand gasoline is sold through approximately 5,000 independently owned retail outlets across 17 states. In addition, Speedway LLC, an MPC subsidiary, owns and operates the nation’s fourth-largest convenience store chain, with approximately 1,470 convenience stores in nine states. MPC also owns, leases or has ownership interests in approximately 8,300 miles of pipeline. Through subsidiaries, MPC owns the general partner of MPLX LP, a midstream master limited partnership. MPC’s fully integrated system provides operational flexibility to move crude oil, feedstocks and petroleum-related products efficiently through the company’s distribution network in the Midwest, Southeast and Gulf Coast regions. For additional information about the company, please visit our website at http://www.marathonpetroleum.com.

Investor Relations Contacts:

Pamela Beall (419) 429-5640

Beth Hunter (419) 421-2559

Media Contacts:

Angelia Graves (419) 421-2703

Jamal Kheiry (419) 421-3312

References to Earnings

References to earnings mean net income attributable to Marathon Petroleum Corporation (MPC) from the statements of income. Unless otherwise indicated, references to earnings, earnings adjusted for special items and earnings per share are MPC’s share after excluding amounts attributable to noncontrolling interests.

Non-GAAP Financial Information

In addition to earnings determined in accordance with GAAP, MPC has provided supplemental “earnings adjusted for special items,” a non-GAAP financial measure that facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are considered non-recurring, are difficult to predict or to measure in advance or that are not directly related to MPC’s ongoing operations. A reconciliation between GAAP earnings and “earnings adjusted for special items” is provided in a table on page 1 of this release. “Earnings adjusted for special items” should not be considered a substitute for earnings as reported in accordance with GAAP. We believe certain investors use “earnings adjusted for special items” to evaluate MPC’s financial performance between periods. Management also uses “earnings adjusted for special items” to compare MPC’s performance to certain competitors.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws. These forward-looking statements relate to, among other things, MPC’s expectations, estimates and projections concerning MPC business and operations. You can identify forward-looking statements by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “project,” “could,” “may,” “should,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond MPC’s control and are difficult to predict. Factors that could cause actual results to differ materially from those in the forward-looking statements include: volatility in and/or degradation of market and industry conditions; the availability and pricing of crude oil and other feedstocks; slower growth in domestic and Canadian crude supply; completion of pipeline capacity to areas outside the U.S. Midwest; consumer demand for refined products; transportation logistics; the reliability of processing units and other equipment; our ability to successfully implement growth opportunities; impacts from our repurchases of shares of MPC common stock under our share repurchase authorization, including the timing and amounts of any common stock repurchases; state and federal environmental, economic, health and safety, energy and other policies and regulations, including the cost of compliance with the Renewable Fuel Standard; other risk factors inherent to our industry; and the factors set forth under the heading “Risk Factors” in MPC’s Annual Report on Form 10-K for the year ended Dec. 31, 2012, filed with the Securities and Exchange Commission (SEC). In addition, the forward-looking statements included herein could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed here or in MPC’s Form 10-K could also have material adverse effects on forward-looking statements. Copies of MPC’s Form 10-K are available on the SEC website, MPC’s website at http://ir.marathonpetroleum.com or by contacting MPC’s Investor Relations office.

Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
(In millions, except per-share data)	2013	2012	2013	2012
Revenues and other income:
Sales and other operating revenues (including consumer excise taxes)	$25,675	$20,240	$49,003	$40,504
Sales to related parties	2	3	4	4
Income from equity method investments	7	9	7	11
Net gain on disposal of assets	1	1	2	3
Other income	18	4	32	10

Total revenues and other income	25,703	20,257	49,048	40,532
Costs and expenses:
Cost of revenues (excludes items below)	22,320	16,800	42,354	34,121
Purchases from related parties	79	57	151	120
Consumer excise taxes	1,596	1,428	3,054	2,808
Depreciation and amortization	302	236	589	466
Selling, general and administrative expenses	358	365	607	616
Other taxes	88	64	177	138

Total costs and expenses	24,743	18,950	46,932	38,269

Income from operations	960	1,307	2,116	2,263
Net interest and other financial income (costs)	(45)	(17)	(93)	(39)

Income before income taxes	915	1,290	2,023	2,224
Provision for income taxes	316	476	694	814

Net income	599	814	1,329	1,410
Less: Net income attributable to noncontrolling interests	6	—	11	—

Net income attributable to MPC	$593	$814	$1,318	$1,410

Per-share data
Basic:
Net income attributable to MPC per share	$1.84	$2.39	$4.03	$4.09
Weighted average shares(a)	322	340	326	344
Diluted:
Net income attributable to MPC per share	$1.83	$2.38	$4.01	$4.07
Weighted average shares(a)	324	341	328	346
Dividends paid	$0.35	$0.25	$0.70	$0.50

(a)	The number of weighted average shares for the periods ended June 30, 2013, reflects the impact of our share repurchases.

Supplemental Statistics (Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
(Dollars in millions)	2013	2012	2013	2012
Income from Operations by Segment
Refining & Marketing	$903	$1,325	$2,008	$2,268
Speedway	123	107	190	157
Pipeline Transportation	58	50	109	92
Items not allocated to segments:
Corporate and other unallocated items	(64)	(92)	(131)	(171)
Pension settlement expenses	(60)	(83)	(60)	(83)

Income from operations	960	1,307	2,116	2,263
Net interest and other financial income (costs)	(45)	(17)	(93)	(39)

Income before income taxes	915	1,290	2,023	2,224
Income tax provision	316	476	694	814

Net income	599	814	1,329	1,410
Less: Net income attributable to noncontrolling interests	6	—	11	—

Net income attributable to MPC	$593	$814	$1,318	$1,410

Capital Expenditures and Investments(a)
Refining & Marketing	$134	$178	$1,554	$331
Speedway(b)	76	187	112	198
Pipeline Transportation	41	60	131	98
Corporate and Other(c)	32	56	60	94

Total	$283	$481	$1,857	$721

(a)	The six months ended June 30, 2013, include $1.37 billion for the acquisition of the Galveston Bay refinery and related assets, comprised of total consideration, excluding inventory, of $1.16 billion plus assumed liabilities of $210 million. The total consideration amount of $1.16 billion includes the base purchase price and a fair-value estimate of $600 million for the contingent consideration.
(b)	Includes Speedway’s acquisitions of convenience stores.
(c)	Includes capitalized interest.

Supplemental Statistics (Unaudited) (continued)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012
MPC Consolidated Refined Product Sales Volumes (thousands of barrels per day (mbpd))(a)(b)	2,135	1,591	2,016	1,574
Refining & Marketing (R&M) Operating Statistics(b)
Refinery throughputs (mbpd):
Crude oil refined	1,690	1,208	1,562	1,177
Other charge and blendstocks	174	131	206	153

Total	1,864	1,339	1,768	1,330
Crude oil capacity utilization (percent)(c)	99	101	96	99
Refined product yields (mbpd):
Gasoline	923	724	906	720
Distillates	609	422	566	409
Propane	40	26	36	26
Feedstocks and special products	240	102	212	116
Heavy fuel oil	31	18	31	17
Asphalt	54	71	50	62

Total	1,897	1,363	1,801	1,350
R&M refined product sales volumes (mbpd)(d)	2,125	1,571	2,004	1,551
R&M gross margin ($/barrel)(e)	$6.18	$11.13	$6.99	$9.76
Refinery direct operating costs in R&M gross margin ($/barrel)(f):
Turnaround and major maintenance	$0.73	$0.88	$0.93	$0.96
Depreciation and amortization	1.28	1.39	1.35	1.39
Other manufacturing(g)	4.06	3.05	3.94	3.11

Total	$6.07	$5.32	$6.22	$5.46
Speedway Operating Statistics
Convenience stores at period end	1,468	1,455
Gasoline and distillate sales (millions of gallons)	781	756	1,526	1,462
Gasoline and distillate gross margin ($/gallon)(h)	$0.1738	$0.1639	$0.1525	$0.1377
Merchandise sales (in millions)	$806	$776	$1,517	$1,471
Merchandise gross margin (in millions)	$212	$203	$396	$382
Same store gasoline sales volume (period over period)	0.0%	2.1%	0.3%	0.5%
Same store merchandise sales excluding cigarettes (period over period)	4.5%	10.1%	2.8%	10.3%
Pipeline Transportation Operating Statistics
Pipeline throughput (mbpd)(i):
Crude oil pipelines	1,334	1,193	1,303	1,157
Refined product pipelines	959	954	939	935

Total	2,293	2,147	2,242	2,092

(a)	Total average daily volumes of refined product sales to wholesale, branded and retail (Speedway segment) customers.
(b)	Includes the impact of the Galveston Bay refinery and related assets beginning on the Feb.1, 2013, acquisition date.
(c)	Based on calendar day capacity, which is an annual average that includes down time for planned maintenance and other normal operating activities.
(d)	Includes intersegment sales.
(e)	Sales revenue less cost of refinery inputs, purchased products and refinery direct operating costs (including turnaround and major maintenance, depreciation and amortization, and other manufacturing expenses), divided by Refining & Marketing segment refined product sales volume.
(f)	Per barrel of total refinery throughputs.
(g)	Includes utilities, labor, routine maintenance and other operating costs.
(h)	The price paid by consumers less the cost of refined products, including transportation, consumer excise taxes and bankcard processing fees, divided by gasoline and distillate sales volume.
(i)	On owned common-carrier pipelines, excluding equity method investments.

Segment Earnings Before Interest, Taxes, Depreciation & Amortization (Segment EBITDA) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
(Dollars in millions)	2013	2012	2013	2012
Segment EBITDA(a)
Refining & Marketing	$1,155	$1,516	$2,496	$2,644
Speedway	150	135	244	212
Pipeline Transportation	76	62	145	116

Total Segment EBITDA(a)	1,381	1,713	2,885	2,972
Total segment depreciation & amortization	(297)	(231)	(578)	(455)
Items not allocated to segments	(124)	(175)	(191)	(254)

Income from operations	960	1,307	2,116	2,263
Net interest and other financial income (costs)	(45)	(17)	(93)	(39)

Income before income taxes	915	1,290	2,023	2,224
Income tax provision	316	476	694	814

Net income	599	814	1,329	1,410
Less: Net income attributable to noncontrolling interests	6	—	11	—

Net income attributable to MPC	$593	$814	$1,318	$1,410

(a)	Segment EBITDA represents segment earnings before interest and financing costs, interest income, income taxes and depreciation and amortization expense. Segment EBITDA is used by some investors and analysts to analyze and compare companies on the basis of operating performance. Segment EBITDA should not be considered as an alternative to net income attributable to MPC, income before income taxes, cash flows from operating activities or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. Segment EBITDA may not be comparable to similarly titled measures used by other entities.

Select Financial Data (Unaudited)

(Dollars in millions)	June 30 2013	March 31 2013
Cash and cash equivalents	$3,069	$4,737
Total debt(a)	3,410	3,416
Equity	12,197	12,412
Debt-to-total-capital ratio (percent)	22	22

Cash provided by (used in) operations (quarter ended)	$(436)	$2,079

(a)	Includes long-term debt due within one year.